UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

                           September 26, 2025 (September 23, 2025)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

                   New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
Rights to Purchase Common Stock	N/A	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2025, International Seaways, Inc. (the “Company”) issued $250 million aggregate principal amount of 7.125% senior unsecured bonds due 2030 (the “2030 Bonds”), at an issue price of 100%.

The 2030 Bonds bear interest at the rate of 7.125% per year and will mature on September 23, 2030 (unless earlier redeemed or repurchased). Interest will be paid semi-annually in arrears on March 23 and September 23 each year, commencing March 23, 2026 (and subject to business day conventions). The 2030 Bonds are senior unsecured obligations of the Company and will be equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness. The 2030 Bonds have a denomination of $125,000, and application will be made to list the 2030 Bonds on the Oslo Stock Exchange.

The 2030 Bonds include customary representations, warranties, restrictions and covenants applicable to the Company and certain of its subsidiaries. These include financial covenants that are generally consistent with existing financial covenants in the Company’s revolving credit facilities and require the Company (i) to maintain a minimum free liquidity level of the greater of $50 million and 5% of the Company’s total indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ ratio of net indebtedness to consolidated total capitalization is less than 0.65 to 1.00 at any time; (iii) to ensure that current assets exceed current liabilities (defined to exclude the portion of consolidated indebtedness maturing within 12 months of the determination date) and (iv) to have a minimum level of free liquidity in order to make permitted distributions. The 2030 Bonds also contain certain restrictions on distributions, mergers, consolidations and transfers of substantially all of the Company’s assets.

Upon the occurrence of specified put option events (a change of control or a share delisting event), the Company is required to offer to repurchase the 2030 Bonds at 101% of the principal amount, plus accrued and unpaid interest to the purchase date. In addition, the Company may redeem all of the outstanding 2030 Bonds at its option at a redemption price equal to 100% of the principal amount redeemed if, as a result of a change in applicable law implemented after September 17, 2025 or any decision by any applicable taxing authority made after that date, the Company is or will be required to gross up its payments of interest on the 2030 Bonds to compensate for a withholding tax. Furthermore, on or prior to the interest payment date in March 2028, the Company may redeem the 2030 Bonds at its option (in whole at any time or in part from time to time) at a redemption price equal to 100% of the principal amount of the 2030 Bonds redeemed, plus a “make whole” premium and accrued and unpaid interest and, thereafter, may redeem the 2030 Bonds at its option (in whole at any time or in part from time to time) at a redemption price that steps down over time from 103.5625% of the principal amount of the 2030 Bonds to be redeemed (plus accrued and unpaid interest) to 100% of the principal amount (plus accrued and unpaid interest) on or after the interest payment date in March 2030.

The 2030 Bonds also set out certain events of default after which they may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default after which the 2030 Bonds become automatically due and payable.

The Company will use the net proceeds from the 2030 Bonds to finance the repurchase of six VLCCs pursuant to the terms of an existing lease financing arrangement (for which the Company has tendered irrevocable notice of its intention to exercise purchase options in November 2025) and for general corporate purposes.

The 2030 Bonds were offered outside the United States in reliance on Regulation S under the Securities Act of 1933 (the “Securities Act”) and in the United States and its territories only to persons reasonably believed to be qualified institutional buyers as defined under Rule 144A under the Securities Act in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The 2030 Bonds were not, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: September 26, 2025	By		/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel